EXHIBIT 99.1

Evolution Petroleum Reports Fiscal Third Quarter 2026 Results and Declares $0.12 per Share Cash Dividend for the Fiscal Fourth Quarter

HOUSTON, TX — May 12, 2026 (GLOBE NEWSWIRE) — Evolution Petroleum Corporation (NYSE American: EPM) ("Evolution" or the "Company") today announced its financial and operating results for its fiscal third quarter ended March 31, 2026. Evolution also declared its 16th consecutive $0.12 cash dividend per common share, payable on June 30, 2026, marking its 51st consecutive quarterly cash dividend payment.

Financial & Operational Highlights

($ in thousands)	Q3 2026	Q3 2025	Q2 2026	% Change vs Q3/Q3	% Change vs Q3/Q2	2026 YTD	2025 YTD	% Change vs YTD'25
Average BOEPD	6,700	6,667	7,380	—%	(9)%	7,135	7,033	1%
Revenues	$20,168	$22,561	$20,679	(11)%	(2)%	$62,135	$64,732	(4)%
Net Income (Loss) (1)	$(8,932)	$(2,179)	$1,065	310%	NM	$(7,043)	$(1,939)	263%
Adjusted Net Income (Loss) (1)(2)	$(2,941)	$806	$257	NM	NM	$(2,892)	$701	NM
Adjusted EBITDA(3)	$3,107	$7,421	$7,994	(58)%	(61)%	$18,402	$21,234	(13)%

(1)	"NM" means "Not Meaningful."
(2)	Adjusted Net Income is a non-GAAP financial measure; see the non-GAAP reconciliation schedules to the most comparable GAAP measures at the end of this release for more information.
(3)	Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization and is a non-GAAP financial measure; see the non-GAAP reconciliation schedules to the most comparable GAAP measures at the end of this release for more information.
●	Fiscal Q3 production increased slightly year-over-year to 6,700 barrels of oil equivalent per day (“BOEPD”) from 6,667 BOEPD in the prior year period.
●	Production remained stable during the quarter, as contributions from recent acquisitions partially offset weather-related disruptions and downtime.
●	Adjusted Net Income (Loss) and Adjusted EBITDA were impacted by:
o	$3.2 million in departure from the prior-year period differentials, including $1.2 million related to prior period adjustments at Delhi Field.
o	$2.2 million in realized hedge losses.
o	Downtime of over 300 BOEPD related to extreme weather conditions in January, optimization activities at certain facilities and unexpected equipment failures. With these issues resolved, production is substantially restored.
●	Returned approximately $4.3 million to shareholders in the form of cash dividends during fiscal Q3.
●	Evolution expects 23 wells tied to its Louisiana royalty acquisitions to begin producing in the near term, meaningfully driving revenue and cash flow contributions in fiscal Q4 2026 and onward.

M&A Highlights

●	Acquired mineral and royalty interests across multiple Louisiana parishes from December 2025 through March 2026, for a total consideration of approximately $5.0 million, primarily consisting of proved producing wells, drilled but not yet producing wells, and permitted locations.

●	These transactions added approximately 350 net royalty acres (“NRA”), including 17 gross PDP locations as of quarter-end, and over 50 gross future locations, most of which is expected to begin producing in the near term, enhancing the Company’s inventory of capital-light assets.
●	Subsequent to quarter-end, Evolution high-graded its minerals and royalties portfolio by agreeing to sell longer-dated locations and acquiring cash-flowing properties with near-term upside.
o	Agreed to divest a portion of non-core, unproved, mineral acres from its SCOOP/STACK portfolio for total consideration of approximately $3.3 million.
o	Acquired an additional 50 NRA in the heart of the Haynesville and Bossier Shales, consisting of PDP’s, DUCs, and near-term locations for approximately $0.5 million.

Management Comments

Kelly Loyd, President and Chief Executive Officer, commented: “We continued to make steady progress during the fiscal third quarter, with contributions from recent acquisitions supporting overall volumes across our diversified portfolio. The quarter included the effects of a combination of items that were either isolated, temporary, or one-time. As these have rolled off, we can already see the powerful effects of combining our long-life, low-decline legacy properties, our higher-margin portfolio additions, and our high-return, low-cost workover projects. As we look to the fiscal 4th quarter and beyond, we expect our underlying performance to reflect the portfolio's true earnings power.

“Operationally, we made encouraging progress across our asset base, identifying impactful opportunities. For example, the TexMex assets offer meaningful near-term upside, with more than 100 net BOEPD of incremental production to be added by the end of our fiscal 4th quarter as ongoing optimization work is completed. At Chaveroo, since quarter-end, we have completed conversion of all but one of our wells from electric submersible pumps ("ESP") to rod pumps, as water production declined as projected, which should reduce operating costs and allow for longer run-times. These are just two of the many impactful optimization projects we are working on with our operators across the portfolio.

“On the acquisition front, we continued executing on our mineral and royalty strategy. During the quarter, we expanded our Louisiana position in the Haynesville and Bossier Shales. These assets are being actively developed by operators in the area and provide capital-light exposure to substantial future development. We continue to see highly accretive bolt-on opportunities to build scale and expect contributions from these high-margin positions to grow over time as completion activity progresses with no additional development cost to the Company. We also agreed to divest non-core mineral acreage having more distant future development plans and reinvest into near-term opportunities with clearer visibility of revenue and cash flow contributions beginning in fiscal 2027.

“Looking ahead, we remain committed to our long-standing capital allocation framework and believe we are well positioned to protect the balance sheet, support a dividend that we have maintained for more than 50 consecutive quarters, which we believe is durable through cycles, deploy capital where we see compelling risk-adjusted returns, and continue compounding long-term value for our shareholders.”

Fiscal Third Quarter 2026 Financial Results

Total revenues decreased 11% to $20.2 million compared to $22.6 million in the year-ago quarter. The change was driven primarily by an 11% decrease in average realized equivalent prices, partially offset by a slight increase in average daily production. The current quarter oil revenue at Delhi Field was materially impacted by a one-time $1.2 million prior-period adjustment for transportation charges, due to a new marketing contract entered into by the operator in December 2024 and not communicated to the Company until the current quarter. The Company is reviewing responses to these actions and is evaluating alternative marketing options going forward. During the current quarter, decreases in natural gas revenues were driven by unfavorable natural gas field differentials. At Jonah Field in particular, the historically warm winter on the West Coast led to differentials declining by $1.96 per Mcf on average compared to the year-ago period. Barnett Shale also experienced more unfavorable differentials than last year, declining by $0.90 per Mcf below the year-ago period.

Lease operating costs (“LOE”) improved to $13.0 million compared to $13.4 million in the year-ago quarter. The decrease was primarily driven by the cessation of CO2 purchases at Delhi Field, partially offset by the addition of TexMex properties and initial workover and facility upgrades in the field. On a per-unit basis, LOE was $21.49 per BOE compared to $22.32 per BOE in the year-ago quarter. The addition of our recently acquired Oklahoma and Louisiana Minerals properties contributed to the lower per-unit LOE as they provide a higher-margin asset base with no lifting costs.

Depletion, depreciation, and accretion expense was $5.3 million compared to $5.0 million in the year-ago period. On a per-BOE basis, the Company’s current quarter depletion rate was $8.13 per BOE, compared to $7.68 per BOE in the year-ago period.

General and administrative (“G&A”) expenses (excluding stock-based compensation) remained flat at $1.9 million for each period. On a per-BOE basis, G&A (excluding stock-based compensation) was $3.11 compared to $3.22 in the year-ago period.

The Company reported net loss of $8.9 million, or ($0.26) per diluted share, compared to net loss of $2.2 million, or $(0.07) per diluted share, in the year-ago period, primarily driven by unrealized losses on future period hedges extending into calendar 2027. Excluding the impact of selected items, which include losses on the unrealized portion of hedges, the Company reported adjusted net loss of $2.9 million, compared to adjusted net income of $0.8 million in the year-ago period.(1)

Adjusted EBITDA was $3.1 million compared to $7.4 million in the year-ago quarter. The decrease was primarily due to historically high unfavorable natural gas field differentials, the aforementioned prior-period adjustments at Delhi, and realized losses on derivative contracts, compared to the prior-year period.(2)

(1)	Adjusted net income (loss) is a non-GAAP financial measure; see the non-GAAP reconciliation schedules to the most comparable GAAP measures at the end of this release for more information.
(2)

Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization and is a non-GAAP financial measure; see the non-GAAP reconciliation schedules to the most comparable GAAP measures at the end of this release for more information.

Production & Pricing

Average price per unit:	Q3 2026	Q3 2025	% Change vs Q3/Q3
Crude oil (BBL)	$59.18	$68.42	(14)%
Natural gas (MCF)	3.70	3.87	(4)%
Natural Gas Liquids (BBL)	24.59	32.28	(24)%
Equivalent (BOE)	33.45	37.60	(11)%

Total production for the third quarter of fiscal 2026 increased slightly to 6,700 net BOEPD compared to 6,667 net BOEPD in the year-ago period. Total production for the third quarter of fiscal 2026 included approximately 1,967 barrels per day (“BOPD”) of crude oil, 3,644 BOEPD of natural gas, and 1,089 BOEPD of NGLs. The change in total production was primarily driven by production adds from the Company’s SCOOP/STACK Minerals Acquisition in August 2025 and TexMex Acquisition in April 2025, partially offset by downtime at other fields. In January 2026, multiple fields were impacted by heavy ice storms and power outages, resulting in production shutdowns for multiple days.

The Company’s average realized commodity price (excluding the impact of derivative contracts) decreased to $33.45 per BOE in fiscal Q3, compared to $37.60 per BOE in the year-ago period. The aforementioned Delhi prior-period adjustments reduced the Company’s average realized equivalent price for the quarter by approximately $1.90 per BOE. Compared with the prior-year period, unfavorable gas differentials at Jonah and Barnett reduced the Company’s average realized equivalent price for the quarter by approximately $3.39 per BOE.

Operations Update

The Company continued to expand its mineral and royalty position, completing two mineral acreage acquisitions in the Haynesville and Bossier Shales in Louisiana during fiscal Q3, following two similar acquisitions completed in fiscal Q2. The Company’s mineral acquisitions prioritize placing value on wells that are either currently producing or are expected to be producing within one year of purchase. We expect 23 wells to be brought online and meaningfully contribute to revenue and cash flow in the fiscal fourth quarter.

At SCOOP/STACK, quarterly production was impacted by 64 BOEPD due to the winter storm in January. Additionally, there are 7 gross wells in progress and 12 gross wells on production that we are still waiting for first production data and revenue. Production from mineral and royalty interests acquired in August 2025 continued to contribute to overall volumes during the quarter, leading to a material increase of 27% in production and 24% decrease in LOE per BOE during the current fiscal quarter compared to the prior-year quarter.

At Chaveroo, the January winter storm and gas interference on an ESP affected production by 30 net BOEPD for the quarter. Subsequent to quarter-end, we converted that well from ESP to a rod pump, and all but one of our 7 wells have now been converted to rod pumps. The Company expects to secure permits for its next drilling block, comprising six gross wells, before the end of the 4th fiscal quarter.

At TexMex, oil production increased quarter over quarter due to a successful workover program at the end of the prior quarter. However, January winter storms not only impacted production but also caused power outages and surface equipment damage that required repairs. This led to higher expenses in the quarter. We expect TexMex to continue to improve substantially. Subsequent to quarter-end, we began a new workover program, which we expect will increase production by an additional 100 net BOEPD by the end of fiscal Q4.

At the Williston Basin, production was down 32 BOEPD, due to downtime caused by the January winter storm and delays in crude oil trucking. Operations were quickly restored, and the field runtimes remain strong.

At Barnett, quarterly production was heavily impacted by the winter storm, resulting in a decline of approximately 160 BOEPD. The impacts carried into February and were restored by March.

At Delhi, the January winter storm outages impacted production for 6 days during the quarter. The CO₂ recycle compressor, which was down for most of the prior quarter, remained down for 40 days during fiscal Q3, negatively affecting production. These issues were resolved during the quarter, and we expect to see the benefits of a return to normal run times and restoring full CO₂ recycle capacity moving forward.

Balance Sheet, Liquidity, and Capital Spending

On March 31, 2026, the Company had cash and cash equivalents of $2.6 million, outstanding borrowings of $56.5 million, and $0.8 million in letters of credit outstanding under its Senior Secured Credit Facility, and a weighted average interest rate of 6.78%. Availability under the facility was $7.7 million, bringing total liquidity to $10.4 million. In the third quarter of fiscal 2026, Evolution paid $4.3 million in common stock dividends and incurred $1.6 million in capital expenditures. Evolution also deployed capital on royalty and minerals acquisitions in Louisiana. These cash outlays were partially offset by cash received from its SCOOP/STACK Minerals Acquisition due to purchase price adjustments associated with net cash flows between the effective date and closing date. Evolution also received net proceeds of $3.6 million, net of $0.1 million of offering costs paid, from the sale of shares of common stock under its At-The-Market equity sales agreement. The Company had total net cash provided by operating activities of $3.5 million for the quarter.

Cash Dividend on Common Stock

On May 11, 2026, Evolution's Board of Directors declared a cash dividend of $0.12 per share of common stock, payable on June 30, 2026, to common stockholders of record on June 15, 2026. This will be the 51st consecutive quarterly cash dividend on the Company's common stock since December 31, 2013. To date, Evolution has returned approximately $147.4 million, or $4.41 per share, back to stockholders in common stock dividends.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on Wednesday, May 13, 2026, at 10:00 a.m. CT to review its fiscal third quarter 2026 financial and operating results. Participants can join online at https://event.choruscall.com/mediaframe/webcast.html?webcastid=wK31ZL1A or by dialing (844) 481-2813. Dial-in participants should ask to join the Evolution Petroleum Corporation call. A replay will be available through May 13, 2027, via the provided webcast link and on Evolution's Investor Relations website at www.ir.evolutionpetroleum.com.

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total shareholder returns through the ownership of and investment in onshore oil and natural gas properties in the U.S. The Company aims to build and maintain a diversified portfolio of long-life oil and natural gas properties through acquisitions, selective development opportunities, production enhancements, and other exploitation efforts. Visit www.evolutionpetroleum.com for more information.

Cautionary Statement

All forward-looking statements contained in this press release regarding the Company's current and future expectations, potential results, and plans and objectives involve a wide range of risks and uncertainties. Statements herein using words such as "anticipate," "believe," "expect," "may," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although the Company's expectations are based on business, engineering, geological, financial, and operating assumptions that it believes to be reasonable, many factors could cause actual results to differ materially from its expectations. The Company gives no assurance that its goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic reports filed with the Securities and Exchange Commission ("SEC"). The Company undertakes no obligation to update any forward-looking statement.

Contact

Investor Relations

(713) 935-0122

ir@evolutionpetroleum.com

Evolution Petroleum Corporation

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2026	2025	2025	2026	2025
Revenues
Crude oil	$10,474	$11,769	$10,696	$34,042	$38,269
Natural gas	7,284	7,790	7,441	20,625	17,868
Natural gas liquids	2,410	3,002	2,542	7,468	8,595
Total revenues	20,168	22,561	20,679	62,135	64,732
Operating costs
Lease operating costs	12,959	13,388	11,510	37,556	37,971
Depletion, depreciation, and accretion	5,294	5,014	5,919	17,174	16,172
General and administrative expenses	2,473	2,573	2,592	7,390	7,754
Total operating costs	20,726	20,975	20,021	62,120	61,897
Income (loss) from operations	(558)	1,586	658	15	2,835
Other income (expense)
Net gain (loss) on derivative contracts	(9,869)	(3,802)	2,235	(5,453)	(3,223)
Interest and other income	24	55	12	46	164
Interest expense	(960)	(705)	(1,003)	(2,880)	(2,292)
Income (loss) before income taxes	(11,363)	(2,866)	1,902	(8,272)	(2,516)
Income tax (expense) benefit	2,431	687	(837)	1,229	577
Net income (loss)	$(8,932)	$(2,179)	$1,065	$(7,043)	$(1,939)
Net income (loss) per common share:
Basic	$(0.26)	$(0.07)	$0.03	$(0.22)	$(0.07)
Diluted	$(0.26)	$(0.07)	$0.03	$(0.22)	$(0.07)
Weighted average number of common shares outstanding:
Basic	34,315	33,433	33,904	33,979	33,027
Diluted	34,315	33,433	34,025	33,979	33,027

Evolution Petroleum Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share and per share amounts)

	March 31, 2026	June 30, 2025
Assets
Current assets
Cash and cash equivalents	$2,616	$2,507
Receivables from crude oil, natural gas, and natural gas liquids revenues	9,506	10,804
Derivative contract assets	2,428	1,777
Prepaid expenses and other current assets	1,983	2,287
Total current assets	16,533	17,375
Property and equipment, net of depletion, depreciation, and impairment
Oil and natural gas properties—full-cost method of accounting:
Oil and natural gas properties, subject to amortization, net	147,998	142,248
Oil and natural gas properties, not subject to amortization	3,804	—
Total property and equipment, net	151,802	142,248

Other noncurrent assets
Derivative contract assets	634	198
Other assets, net	791	431
Total assets	$169,760	$160,252
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$12,588	$12,901
Accrued liabilities and other	5,619	6,909
Derivative contract liabilities	8,514	1,577
State and federal taxes payable	425	—
Total current liabilities	27,146	21,387
Long term liabilities
Senior secured credit facility	56,500	37,500
Deferred income taxes	3,829	6,234
Asset retirement obligations	22,700	21,535
Derivative contract liabilities	808	1,783
Operating lease liability	369	—
Total liabilities	111,352	88,439
Commitments and contingencies
Stockholders' equity
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 35,821,410 and 34,337,188 shares as of March 31, 2026
and June 30, 2025, respectively	36	34
Additional paid-in capital	52,899	46,650
Retained earnings	5,473	25,129
Total stockholders' equity	58,408	71,813
Total liabilities and stockholders' equity	$169,760	$160,252

Evolution Petroleum Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2026	2025	2025	2026	2025
Cash flows from operating activities:
Net income (loss)	$(8,932)	$(2,179)	$1,065	$(7,043)	$(1,939)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and accretion	5,294	5,014	5,919	17,174	16,172
Stock-based compensation	595	642	613	1,745	1,860
Settlement of asset retirement obligations	(51)	(66)	(161)	(231)	(346)
Deferred income taxes	(1,106)	(2,101)	(913)	(2,405)	(2,130)
Unrealized (gain) loss on derivative contracts	7,621	3,926	(1,443)	4,875	3,426
Accrued settlements on derivative contracts	688	(57)	375	678	(114)
Amortization of debt issuance costs	39	—	39	117	—
Other	7	(4)	(5)	(1)	(7)
Changes in operating assets and liabilities:
Receivables from crude oil, natural gas, and natural gas liquids revenues	74	(26)	(1,046)	1,583	(34)
Prepaid expenses and other current assets	(1,120)	965	157	239	1,400
Accounts payable, accrued liabilities and other	1,227	1,149	(392)	(437)	4,382
State and federal taxes payable	(847)	—	1,217	425	(74)
Net cash provided by operating activities	3,489	7,263	5,425	16,719	22,596
Cash flows from investing activities:
Acquisition deposits	—	(1,800)	—	—	(1,800)
Acquisition of oil and natural gas properties	(4,662)	(20)	222	(21,308)	(351)
Capital expenditures for oil and natural gas properties	(1,263)	(4,404)	(839)	(5,920)	(7,902)
Net cash used in investing activities	(5,925)	(6,224)	(617)	(27,228)	(10,053)
Cash flows from financing activities:
Common stock dividends paid	(4,261)	(4,109)	(4,195)	(12,613)	(12,224)
Common stock repurchases, including stock surrendered for tax withholding	(43)	(71)	(50)	(225)	(262)
Borrowings under senior secured credit facility	2,000	—	2,500	22,000	—
Repayments of senior secured credit facility	—	(4,000)	(1,000)	(3,000)	(4,000)
Debt issuance costs	—	—	—	(379)	—
Issuance of common stock	3,672	1,145	1,006	4,944	3,404
Offering costs	(78)	(70)	(21)	(109)	(306)
Net cash provided by (used in) financing activities	1,290	(7,105)	(1,760)	10,618	(13,388)
Net increase (decrease) in cash and cash equivalents	(1,146)	(6,066)	3,048	109	(845)
Cash and cash equivalents, beginning of period	3,762	11,667	714	2,507	6,446
Cash and cash equivalents, end of period	$2,616	$5,601	$3,762	$2,616	$5,601

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted EBITDA (Unaudited)

(In thousands)

Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures that are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks, and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure, or historical costs basis. We use these measures to assess our ability to incur and service debt and fund capital expenditures. Our Adjusted EBITDA and Net income (loss) and earnings per share, excluding selected items, should not be considered alternatives to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items in the same manner.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion, and accretion (DD&A), stock-based compensation, ceiling test impairment, and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-recurring or non-cash expense (income) items.

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2026	2025	2025	2026	2025
Net income (loss)	$(8,932)	$(2,179)	$1,065	$(7,043)	$(1,939)
Adjusted by:
Interest expense	960	705	1,003	2,880	2,292
Income tax expense (benefit)	(2,431)	(687)	837	(1,229)	(577)
Depletion, depreciation, and accretion	5,294	5,014	5,919	17,174	16,172
Stock-based compensation	595	642	613	1,745	1,860
Unrealized loss (gain) on derivative contracts	7,621	3,926	(1,443)	4,875	3,426
Adjusted EBITDA	$3,107	$7,421	$7,994	$18,402	$21,234

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted Net Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2026	2025	2025	2026	2025
As Reported:
Net income (loss), as reported	$(8,932)	$(2,179)	$1,065	$(7,043)	$(1,939)

Impact of Selected Items:
Unrealized loss (gain) on commodity contracts	7,621	3,926	(1,443)	4,875	3,426
Selected items, before income taxes	$7,621	$3,926	$(1,443)	$4,875	$3,426
Income tax effect of selected items(1)	1,630	941	(635)	724	786
Selected items, net of tax	$5,991	$2,985	$(808)	$4,151	$2,640

As Adjusted:
Net income (loss), excluding selected items(2)	$(2,941)	$806	$257	$(2,892)	$701

Undistributed earnings allocated to unvested restricted stock	(105)	(96)	(104)	(291)	(274)
Net income (loss), excluding selected items for earnings per share calculation	$(3,046)	$710	$153	$(3,183)	$427

Net income (loss) per common share — Basic, as reported	$(0.26)	$(0.07)	$0.03	$(0.22)	$(0.07)
Impact of selected items	0.17	0.09	(0.03)	0.13	0.08
Net income (loss) per common share — Basic, excluding selected items(2)	$(0.09)	$0.02	$—	$(0.09)	$0.01

Net income (loss) per common share — Diluted, as reported	$(0.26)	$(0.07)	$0.03	$(0.22)	$(0.07)
Impact of selected items	0.17	0.09	(0.03)	0.13	0.08
Net income (loss) per common share — Diluted, excluding selected items(2)(3)	$(0.09)	$0.02	$—	$(0.09)	$0.01

(1)	The tax impact for the three months ended March 31, 2026 and 2025, is represented using estimated tax rates of 21.4% and 24.0%, respectively. The tax impact for the three months ended December 31, 2025, is represented using estimated tax rates of 44.0%. The tax impact for the nine months ended March 31, 2026 and 2025, is represented using estimated tax rates of 14.9% and 22.9%, respectively.
(2)	Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures presented as supplemental financial measures to enable a user of the financial information to understand the impact of these items on reported results. These financial measures should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted Net Income (Loss) and earnings per share may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted Net Income (Loss) and earnings per share in the same manner.
(3)	The impact of selected items for the three months ended March 31, 2026 and 2025, were each calculated based upon weighted average diluted shares of 34.3 million and 33.6 million, respectively, due to the net income (loss), excluding selected items. The impact of selected items for the three months ended December 31, 2025, was calculated based upon weighted average diluted shares of 34.0 million due to the net income (loss), excluding selected items. The impact of selected items for the nine months ended March 31, 2026 and 2025, were each calculated based upon weighted average diluted shares of 34.0 million and 33.2 million, respectively, due to the net income (loss), excluding selected items.

Evolution Petroleum Corporation

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

(In thousands, except per unit and per BOE amounts)

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2026	2025	2025	2026	2025
Revenues:
Crude oil	$10,474	$11,769	$10,696	$34,042	$38,269
Natural gas	7,284	7,790	7,441	20,625	17,868
Natural gas liquids	2,410	3,002	2,542	7,468	8,595
Total revenues	$20,168	$22,561	$20,679	$62,135	$64,732

Lease operating costs:
Ad valorem and production taxes	$1,317	$1,473	$588	$3,325	$4,328
Gathering, transportation, and other costs	2,834	2,913	2,667	8,393	8,592
Other lease operating costs	8,808	9,002	8,255	25,838	25,051
Total lease operating costs	$12,959	$13,388	$11,510	$37,556	$37,971

Depletion of full cost proved oil and natural gas properties	$4,900	$4,607	$5,532	$15,992	$14,956

Production:
Crude oil (MBBL)	177	172	193	577	555
Natural gas (MMCF)	1,968	2,011	2,241	6,359	6,364
Natural gas liquids (MBBL)	98	93	112	318	311
Equivalent (MBOE)(1)	603	600	679	1,955	1,927
Average daily production (BOEPD)(1)	6,700	6,667	7,380	7,135	7,033

Average price per unit:(2)
Crude oil (BBL)	$59.18	$68.42	$55.42	$59.00	$68.95
Natural gas (MCF)	3.70	3.87	3.32	3.24	2.81
Natural Gas Liquids (BBL)	24.59	32.28	22.70	23.48	27.64
Equivalent (BOE)(1)	$33.45	$37.60	$30.46	$31.78	$33.59

Average cost per unit:
Ad valorem and production taxes	$2.18	$2.46	$0.87	$1.70	$2.25
Gathering, transportation, and other costs	4.70	4.86	3.93	4.29	4.46
Other lease operating costs	14.61	15.00	12.16	13.22	13.00
Total lease operating costs	$21.49	$22.32	$16.96	$19.21	$19.71

Depletion of full cost proved oil and natural gas properties	$8.13	$7.68	$8.15	$8.18	$7.76

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio, which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.
(2)	Amounts exclude the impact of cash paid or received on the settlement of derivative contracts since we did not elect to apply hedge accounting.

Evolution Petroleum Corporation

Summary of Production Volumes and Average Sales Price (Unaudited)

	Three Months Ended
	March 31,				December 31,
	2026		2025		2025
	Volume	Price	Volume	Price	Volume	Price
Production:
Crude oil (MBBL)
SCOOP/STACK	27	$69.24	28	$71.36	30	$58.86
Chaveroo Field	20	63.87	8	56.78	26	53.39
Jonah Field	6	63.70	7	67.69	7	52.95
Williston Basin	28	64.57	34	64.35	31	52.15
Barnett Shale	2	66.12	3	68.03	2	55.34
Hamilton Dome Field	32	57.23	34	58.88	34	47.23
Delhi Field	43	43.24	58	76.04	48	61.78
TexMex	17	70.47	—	—	15	58.24
Other	2	57.25	—	—	—	—
Total	177	$59.18	172	$68.42	193	$55.42
Natural gas (MMCF)
SCOOP/STACK	389	$4.13	317	$4.91	458	$3.56
Jonah Field	675	3.45	758	4.02	728	3.38
Williston Basin	24	3.28	32	3.89	28	2.46
Barnett Shale	801	3.87	904	3.39	925	3.21
TexMex	59	1.97	—	—	102	3.14
Other	20	2.88	—	—	—	—
Total	1,968	$3.70	2,011	$3.87	2,241	$3.32
Natural gas liquids (MBBL)
SCOOP/STACK	27	$19.01	13	$27.84	28	$19.90
Jonah Field	8	25.50	8	32.14	8	23.10
Williston Basin	7	18.47	8	23.74	7	14.13
Barnett Shale	47	28.49	49	33.48	55	25.38
Delhi Field	9	23.36	15	37.20	14	23.17
Total	98	$24.59	93	$32.28	112	$22.70
Equivalent (MBOE)(1)
SCOOP/STACK	119	$33.66	94	$41.90	134	$29.37
Chaveroo Field	20	63.87	8	56.78	26	53.39
Jonah Field	127	23.12	141	26.63	136	22.02
Williston Basin	39	52.02	47	53.08	43	41.46
Barnett Shale	183	25.09	203	24.13	212	21.18
Hamilton Dome Field	32	57.23	34	58.88	34	47.23
Delhi Field	52	39.44	73	68.19	62	53.30
TexMex	27	49.03	—	—	32	37.50
Other	4	19.85	—	—	—	—
Total	603	$33.45	600	$37.60	679	$30.46
Average daily production (BOEPD)(1)
SCOOP/STACK	1,322		1,044		1,457
Chaveroo Field	222		89		283
Jonah Field	1,411		1,567		1,478
Williston Basin	433		522		467
Barnett Shale	2,033		2,256		2,303
Hamilton Dome Field	356		378		370
Delhi Field	578		811		674
TexMex	300		—		348
Other	45		—		—
Total	6,700		6,667		7,380

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio, which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.

Evolution Petroleum Corporation

Summary of Average Production Costs (Unaudited)

	Three Months Ended
	March 31,				December 31,
	2026		2025		2025
	Amount	Price	Amount	Price	Amount	Price
Production costs (in thousands, except per BOE):
Total lease operating costs(1)
SCOOP/STACK	$1,064	$8.96	$1,106	$11.74	$1,040	$7.72
Chaveroo Field	320	15.92	128	15.77	311	12.07
Jonah Field	2,047	16.21	2,184	15.51	1,998	14.68
Williston Basin	1,162	30.09	1,476	31.45	1,296	30.29
Barnett Shale	3,747	20.49	3,739	18.47	2,937	13.98
Hamilton Dome Field	1,226	37.73	1,237	36.36	1,200	35.56
Delhi Field	1,836	34.13	3,518	48.04	1,506	24.26
TexMex	1,557	57.61	—	—	1,222	38.03
Total	$12,959	$21.49	$13,388	$22.32	$11,510	$16.96

(1)	Total lease operating costs includes lifting costs; workover expenses; and gathering, transportation, processing and other expenses.

Evolution Petroleum Corporation

Summary of Open Derivative Contracts (Unaudited)

For more information on the Company's hedging practices, see Note 7 to its financial statements included on Form 10-Q filed with the SEC for the quarter ended March 31, 2026.

The Company has the following open crude oil and natural gas derivative contracts:

			Volumes in	Weighted Average Price per MMBTU/BBL
Period	Commodity	Instrument	MMBTU/BBL	Swap	Sub Floor	Floor	Ceiling
April 2026 - September 2026	Crude Oil	Fixed-Price Swap	140,441	$60.24
January 2027 - December 2027	Crude Oil	Fixed-Price Swap	108,222	65.12
April 2026 - December 2026	Crude Oil	Two-Way Collar	115,372			$56.33	$64.11
January 2027 - December 2027	Crude Oil	Two-Way Collar	138,157			58.13	69.37
September 2026 - December 2026	Crude Oil	Three-Way Collar	67,002		$50.00	58.83	70.36
April 2026 - December 2026	Natural Gas	Fixed-Price Swap	2,532,778	3.62
January 2027 - December 2027	Natural Gas	Fixed-Price Swap	1,537,008	3.54
April 2026 - December 2026	Natural Gas	Two-Way Collar	1,749,713			3.55	4.65
January 2027 - March 2027	Natural Gas	Two-Way Collar	850,794			3.62	5.60